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                                                                   EXHIBIT 4.5.3
                                 AMENDMENT NO. 3

                                     TO THE

                 RPM, INC. 1996 KEY EMPLOYEES STOCK OPTION PLAN
                 ----------------------------------------------

                  THIS AMENDMENT NO. 3 (the "Amendment") to the RPM, Inc. 1996 Key Employees Stock Option Plan (hereinafter known as the "Plan") is executed by RPM, Inc. (hereinafter known as the "Company") and acknowledged by RPM International Inc. (hereinafter known as the "Successor Company"), as of the dates set forth below.

                                   WITNESSETH:

                  WHEREAS, the Company maintains the Plan for the benefit of certain of its employees and certain employees of affiliated companies; and

                  WHEREAS, the Company has agreed to assign, and the Successor Company has agreed to assume, all of the powers, authorities, duties, responsibilities and obligations of the Company with respect to the Plan in accordance with an Agreement and Plan of Merger, dated August 29, 2002 (the "Merger Agreement"); and

                  WHEREAS, it is the desire of the Company to amend the Plan in order to reflect the reincorporation of the Company, the assumption of the Plan by the Successor Company, and the new name of the Plan, all of which will become effective, unless otherwise indicated, as of the effective time of the reincorporation of the Company, which shall be 9:00 a.m. on October 15, 2002 (the "Effective Time"); and

                  WHEREAS, immediately following the Effective Time, the Successor and the Company will enter into an agreement (the "Reorganization Agreement"), pursuant to which
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agreement the Company will transfer the stock ownership of various of its operating companies to Successor Company.

                  WHEREAS, the Company reserved the right, pursuant to Section 8 of the Plan, for the Committee to make certain amendments thereto, subject to the approval of the Board of Directors; and

                  WHEREAS, the Company reserved the right, under Section 6 of the Plan, to automatically convert Common Shares of the Company and for the Committee to make such other adjustments to the securities, the Plan or the Stock Option Agreements as may be appropriate or equitable, in the event of a reorganization;
                  NOW, THEREFORE, pursuant to Sections 6 and 8 of the Plan, the Committee hereby amends the Plan, effective as of the Effective Time, unless indicated otherwise, as follows:

         1. The name of the Plan is hereby changed to the "RPM International Inc. 1996 Key Employees Stock Option Plan."

         2. With the exception of any references specifically set forth in this Amendment, including, without limitation, the definition of "Merger Agreement" and "Reorganization Agreement," the Plan is hereby amended by the deletion of each reference to the term "RPM, Inc." as a corporate entity, including but not limited to, the definition of the term "Company" in Section 1(e), and the substitution in lieu thereof of the term "RPM International Inc." as the corporate entity.

         3. The Plan is hereby amended by the deletion of each reference to the term "RPM, Inc." as the sponsor of the Plan, including but not limited to, the definition of the term "Plan" in Section 1(j), and the substitution in lieu thereof of the term "RPM International Inc." as the sponsor of the Plan.



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         4. With the exception of any references specifically set forth in this
Amendment, including, without limitation, the definition of "Merger Agreement" and "Reorganization Agreement," the Plan is hereby amended by the deletion of each reference to RPM, Inc. as an Ohio corporation in every instance that it appears, including but not limited to, the definition of the term "Company" in
Section 1(e), and the substitution in lieu thereof of the reference to RPM International Inc. as a Delaware corporation.

         5. The Plan is hereby amended by the deletion of each reference to the term "RPM, Inc." as the issuer of shares of Common Stock, and the substitution in lieu thereof of the term "RPM International Inc." as the issuer of shares.

         6. Section 1(d) of the Plan is hereby amended by the deletion of said section in its entirety and the substitution in lieu thereof of a new Section 1(d) to read as follows:

         "(d) The words `Common Stock' shall mean the shares of Common Stock, par value $.01 per share, of the Company."

         7. Effective immediately prior to the Effective Time, Section 1 of the Plan is hereby amended by the addition of a new Section 1(m) to read as follows:

         "(m) The words `Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of August 29, 2002, by and among RPM International Inc., RPM, Inc. and RPM Merger Company, an Ohio corporation, as it may be amended, supplemented or replaced from time to time."

         8. Effective immediately prior to the Effective Time, Section 1 of the Plan is hereby amended by the addition of a new Section 1(n) to read as follows:

         "(n) The words `Reorganization Agreement' shall mean the Reorganization Agreement, effective as of October 15, 2002, by and between RPM International Inc. and RPM, Inc., as it may be amended, supplemented or replaced from time to time."

         9. Effective immediately prior to the Effective Time, Section 7(d) of the Plan is hereby amended by the addition of a new sentence to the end of said section to read as follows:


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         "Notwithstanding the foregoing provisions of this Section, a "change in control" shall not be deemed to have occurred as a result of (i) the execution of the Merger Agreement or the Reorganization Agreement; (ii) the assignment by the Company to the Successor Company and the assumption by the Successor Company of all of the powers, authorities, duties, responsibilities and obligations of the Company with respect to the Plan; or (iii) the consummation of any other transaction contemplated in the Merger Agreement or the Reorganization Agreement."

         10. The Stock Option Agreements previously entered into by and between the Company and the Optionees are hereby amended so that (i) the Successor Company shall be deemed to have entered into such Stock Option Agreements, rather than the Company, (ii) any and all outstanding options granted under such Stock Option Agreements shall be deemed to have granted shares of Common Stock, par value $.01 per share, of the Successor Company, rather than Common Shares, without par value, of the Company and (iii) such Stock Option Agreements conform in all other respects necessary to the purpose and intent of this Amendment No. 3.

                            [Signature Page Follows]



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                  IN WITNESS WHEREOF, RPM, Inc., by officers duly authorized by the Committee, has caused this Amendment to the RPM, Inc. 1996 Key Employees Stock Option Plan to be signed this 14th day of October, 2002.

                             RPM, INC.


                             By:      /s/ P. Kelly Tompkins
                                      ------------------------------------------
                                      P. Kelly Tompkins, Secretary

         The Successor Company hereby expressly acknowledges its assumption of all of the powers, authorities, duties, responsibilities and obligations of the Company with respect to the Plan as of the Effective Time.

                             RPM INTERNATIONAL INC.


                             By:      /s/ Keith R. Smiley
                                      ------------------------------------------
                                      Keith R. Smiley, Treasurer and
                                         Assistant Secretary







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